Exhibit 10.5

May 10, 2024

Jennifer Lam

1732 La Colina Dr

Santa Ana, CA 92705

Re: Retention Bonus and Severance Benefits

Dear Jenn,

As recognition of your important role at Reneo Pharmaceuticals, Inc. (the “Company”), and to incentivize your continued engagement and employment through 2024, the Company is pleased to offer you a retention bonus described below.

Retention Bonus

If you remain continuously employed by the Company (or an affiliate thereof) through December 31, 2024, you will be eligible to receive a one-time payment in the amount of $180,000.00 (the “Retention Bonus”). In order to earn the Retention Bonus, you must remain actively employed with the Company (or an affiliate thereof) and be in Good Standing (as defined below) through December 31, 2024. If earned, the Retention Bonus, less applicable deductions and withholdings, will be paid to you on the first payday of the regular payroll immediately following December 31, 2024, but in no event more than thirty (30) days thereafter.

Notwithstanding the foregoing, if your employment is terminated by the Company (or an affiliate thereof) without Cause (as defined below), you will remain eligible to receive the Retention Bonus in its entirety, provided that: (a) you continue to comply with your obligations under all agreements entered into between you and the Company (or one of its affiliates); and (b) you deliver to the Company (and do not later revoke) a general release of claims in favor of the Company in a form satisfactory to the Company (the “Release”) within the timing specified therein, but in any event such Release must become effective by its terms by no later than the 60th day following your employment termination date. In such circumstances, the Retention Bonus will be paid to you no later than thirty (30) days following the effective date of the Release, but in no event later than March 15, 2025.

For the avoidance of doubt, if, prior to December 31, 2024: (i) the Company (or an affiliate thereof) provides notice of its intent to terminate your employment for Cause, (ii) the Company (or an affiliate thereof) actually terminates your employment for Cause, (iii) your employment is terminated voluntarily by you, or (iv) your employment is terminated due to your death or disability, then you will not be eligible for and will not earn any Retention Bonus (or any portion thereof).

For Purposes of This Letter:

“Cause” means, the occurrence of any of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof, or the equivalent in any other jurisdiction; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any of its affiliates; (iii) your intentional, material violation of any contract or agreement between you and the Company or any of its affiliates or of any statutory duty owed to the Company or any of its affiliates; (iv) your unauthorized use or disclosure of the Company’s or any of its affiliate’s confidential information or trade secrets; or (v) your gross misconduct. The determination whether a termination is for Cause shall be made by the Company in its sole and exclusive judgment and discretion.

18575 JAMBOREE ROAD, SUITE 275, IRVINE, CA 92612

“Good Standing” means you (i) are employed by the Company (or an affiliate thereof) and have not tendered oral or written notice of intent to resign; (ii) have not behaved in a manner that would reasonably be expected to be grounds for discharge for Cause; and (iii) are in full compliance with all policies of the Company (and its affiliates, as applicable) and with the terms and provisions set forth in this letter.

The Company (or an affiliate thereof) may withhold from the Retention Bonus all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling. Notwithstanding any other provision of this letter, the Company (and its affiliates) shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be solely responsible for any taxes imposed on you with respect to any such payment. It is intended that all of the payments payable under this letter satisfy, to the greatest extent possible, any applicable exemption from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this letter will be construed to the greatest extent possible as consistent with the terms of any such exemption. If any amounts payable are subject to execution of an effective release, and if the applicable revocation period spans two calendar years, then payments will commence in the second of those two years to the extent necessary to avoid adverse taxation under Section 409A.

Nothing in this letter alters the status of your at-will employment relationship with the Company or its affiliates, nor do the terms herein affect the terms and conditions of your offer letter from the Company or supersede such offer letter or any other similar agreements with the Company or its affiliates. This letter shall not be considered an employment agreement and shall not be read to in any way guarantee your right to continue in employment by the Company or any of its affiliates.

The terms set forth herein form the complete and exclusive statement of terms between you and the Company (and its affiliates) with regard to this subject matter. These terms supersede any other agreements or promises made to you by anyone, whether oral or written, on this subject, and cannot be modified or amended except in a writing signed by you and the Company’s Chief Executive Officer. Without limiting the generality of the foregoing, and except as set forth herein, the terms of this letter supersede and replace in their entirety all other or prior agreements, whether oral or written. The validity, interpretation and performance of rights and obligations under this letter are governed in all respects by the laws of California.

You agree, and are hereby required, to keep confidential and not discuss with anyone (other than your domestic partner or legal or tax advisors or as may be required by law or any court order) the fact that you have been offered the Retention Bonus, the existence of this letter or any of its provisions, unless you receive prior written consent from the Company. If you violate this confidentiality requirement, you may become ineligible to receive the Retention Bonus or be subject to additional action by the Company, including repayment of any amounts received pursuant to this letter, in the Company’s sole discretion.

18575 JAMBOREE ROAD, SUITE 275, IRVINE, CA 92612

If you accept the terms of this arrangement, please electronically sign this letter in DocuSign no later than May 14, 2024.

Sincerely,

/s/ Gregory J. Flesher

Gregory J. Flesher

President and CEO

I ACKNOWLEDGE THAT I HAVE READ, UNDERSTAND, AND AGREE WITH THE TERMS SET FORTH HEREIN:

/s/ Jennifer Lam	May 10, 2014

Jennifer Lam	Date

18575 JAMBOREE ROAD, SUITE 275, IRVINE, CA 92612